Exhibit 99.1

FOR IMMEDIATE RELEASE
Michael J. Schall Chief Financial Officer (650) 849-1600	Mary C. Jensen Director of Investor Relations (650) 849-1656

Essex Redeems 9.25% Series E Preferred Units

Palo Alto, California - September 3, 2004 - Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT) with apartment communities located in targeted West Coast markets, announced today that it has redeemed its 9.25% Series E Cumulative Redeemable Preferred Units pursuant to the provisions of the Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P.

In connection with the redemption, the holder of the 2.2 million Class E Preferred Units received a cash consideration of $25.00 per unit plus accrued and unpaid dividends.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 125 multifamily properties (26,797 units), and has 826 units in various stages of development. Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com. If you would like to receive future press releases via e-mail-please send a request to investors@essexpropertytrust.com.

The statements which are not historical facts contained in this release such as the Company's beliefs and expectations regarding the Company's financing transactions, are forward looking statements that involve risks and uncertainties which could cause actual results to be different than such forward looking statements including, but not limited to, change in the Company's strategy, the effect of changes in economic conditions, the effect of changes in interest rates and the demand for the Company's securities, the impact of competition and competitive pricing, the results of financing efforts, and other risks detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements and reasons why results may differ included in this press release are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results may differ.

###